Exhibit 10.17

InSight Health Corp. 26250 Enterprise Court Suite 100 Lake Forest, CA 92630-8405 Telephone - 949.282.6000 Facsimile - 949.452.0253

October 13, 2008

PERSONAL AND CONFIDENTIAL

Mitch C. Hill

2 Slate Springs

Coto de Caza, CA 92679

Re:  Amendment to Separation Agreement

Dear Mitch:

This Amendment to Separation Agreement (“Amendment”) is intended to amend the Separation Agreement (“Agreement”) dated June 27, 2008 among you, InSight Health Services Corp. (“IHSC”) and InSight Health Services Holdings Corp. (“Holdings” and with IHSC collectively, “InSight”). Capitalized terms used herein and not otherwise defined shall have the meanings in the Agreement.

In consideration of the mutual covenants and promises made in this Amendment, you and InSight agree to amend the Agreement as follows:

The paragraph entitled “Separation Payments” in the Agreement is hereby deleted in its entirety and the following is substituted therefor:

Separation Payments.  In addition to your final paycheck and payment for any unused accrued vacation through and including the Effective Date, in accordance with the “Consideration Period” and “Revocation Period” (defined below), and in consideration for your signing this Agreement and your agreement to continue to provide services to InSight as set forth herein, InSight agrees to pay you an amount equal to your current regular monthly base salary, less applicable taxes and withholdings required by law, on a regular payroll basis, for a period of  twelve (12) months, which includes the additional two (2) months approved as a discretionary bonus (described below) by the Board of Directors of Holdings, (the “Separation Payments”). The Separation Payments will be made as follows: (a) the first four (4) months of Separation Payments will be made on the subsequent pay periods following the Effective Date and (b) the remaining eight (8) months of Separation Payments will be made in a lump sum on or before March 15, 2009. The Separation Payments will be sent to your home address as set forth above.  Notwithstanding the foregoing, in the event that you breach any of the terms and conditions of this Agreement, including your refusal or inability to continue to provide the services set forth above to InSight, you shall no longer be entitled to receive any salary, benefits or Separation Payments following the date of such breach until such time as you have cured such breach, if it is capable of being cured.  The amounts payable pursuant to this paragraph shall not be reduced by the amount of any other compensation or income you may receive from other full-time employment or any other sources during the period you receive Separation Payments.

You and InSight agree that all other terms of the Agreement remain the same. Should there be any conflict between the terms of the Agreement and this Amendment, the terms and conditions of this Amendment shall control.

Please acknowledge your understanding and acceptance of this Amendment by signing this Amendment below and returning it to me no later than 5:00 p.m. on November 3, 2008, or on the twenty-first (21st) day from the day you receive this Amendment.  An extra copy of this Amendment has been signed by me and is enclosed for your records.

Sincerely,

/s/ Louis E. Hallman, III
Louis E. Hallman, III
President and Chief Executive Officer
InSight Health Services Corp. and
InSight Health Services Holdings Corp.

Enclosure

ACKNOWLEDGED AND AGREED:

Dated: October 13, 2008.	/s/ Mitch C. Hill
Mitch C. Hill